Exhibit 99.1

TEMPUR-PEDIC NAMES EVELYN S. DILSAVER AS DIRECTOR

LEXINGTON, KY, December 17, 2009 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced that its Board of Directors has voted to expand its Board to eleven directors and elect Evelyn S. Dilsaver to the Board of Directors and the Audit Committee of the Board of Directors.

Evelyn S. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until August 2007. Prior to serving as President and Chief Executive Officer, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver is also a member of the board of directors of Aeropostale, Inc., Tamalpais Bancorp and HighMark Funds as well as Blue Shield of California and other non-profit boards. Ms. Dilsaver is a Certified Public Accountant and holds a B.S. degree in Accounting from California State University-Hayward.

“I am delighted to welcome Evelyn Dilsaver to our Board of Directors. She comes to Tempur-Pedic from a professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses. I am confident Evelyn will make substantial contributions to our Company,” stated P. Andrews McLane, Chairman of the Board of Directors.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR(R) pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 80 countries under the TEMPUR(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:

Barry Hytinen

Vice President, Investor Relations and Financial Planning & Analysis

800-805-3635